Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value, of Approach Resources Inc. and further agree that his joint filing agreement be included as an exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2018.

Kayne Anderson Capital Advisors, L.P.

By:	Kayne Anderson Investment Management, Inc.

By:	/s/ Michael O’Neill
Name:	Michael O’Neill
Title:	Chief Compliance Officer

Kayne Anderson Energy Fund VII, L.P.

By:	/s/ Michael O’Neill
Name:	Michael O’Neill
Title:	Chief Compliance Officer

Amistad Energy Partners, LLC

By:	/s/ Bryant Chapman
Name:	Bryant Chapman
Title:	President & CEO

/s/ Richard A Kayne
Richard A. Kayne